                                                           EXHIBIT 23.1

                    ACCOUNTANTS' CONSENT

The Board of Directors
Trans World Airlines, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Trans World Airlines, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1999 and 1998, the related consolidated statements of operations and cash flows, and the related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Trans World Airlines, Inc.

                          KPMG LLP

Kansas City, Missouri
July 5, 2000


                                6